Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SOS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Class A Ordinary Shares	457(o)	—	—	$6,000,000	0.00014760	$885.60
Equity	Warrants(2)	457(g)	—	—	—	—	—
Equity	Class A Ordinary Shares underlying the Warrants	457(o)	—	—	$6,000,000	0.00014760	$885.60
	Total Offering Amounts				$12,000,000	0.00014760	$1,771.20
	Total Fee Offsets						—
	Net Fee Due						$1,771.20

(1)	These shares may be represented by the Registrant’s American Depository Shares (“ADSs”), each of which represents ten Class A ordinary shares, par value $0.005 per share (“Class A Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the Class A Ordinary Shares registered hereby have been registered under separate registration statements on Forms F-6 (File Nos. 333-261292, 333-217079, and 333-252791).

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.